SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ...)*

                                 DSI TOYS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   232968107
                                 (CUSIP Number)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   232968107                       13G                Page 2 of 9 Pages

   1   NAME OF REPORTING PERSON    DOUGLAS A. SMITH
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (A)[ ]

                                                             (B)[ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             US


       NUMBER OF                    5  SOLE VOTING POWER      379,849

         SHARES
                                    6  SHARED VOTING POWER  0
      BENEFICIALLY

        OWNED BY                    7  SOLE DISPOSITIVE POWER   379,849

          EACH

       REPORTING                    8  SHARED DISPOSITIVE POWER 0

         PERSON

          WITH

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  DOUGLAS A. SMITH    379,849
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.33%
  12   TYPE OF REPORTING PERSON*

             IN

                                   ITEM 1(a)

Name of Issuer:  The name of the issuer is      DSI TOYS, INC.

                                   ITEM 1(b)

Address of Issuer's Principal Executive Offices: The principal executive office of

    1100 WEST SAM HOUSTON PARKWAY NORTH
    HOUSTON,TX. 77043


                                   ITEM 2(a)

Name of Person Filing: The reporting persons are   DOUGLAS A SMITH

                                   ITEM 2(b)

Address of Principal Business Office: The address of

750 NORTH T PAUL #1200
DALLAS, TX. 75205

                                   ITEM 2(c)

Citizenship: US

                                   ITEM 2(d)

Title of Class of Securities: The class of securities of COMMON STOCK

                                   ITEM 2(e)

CUSIP Number: -----------------

                                    ITEM 3

Not applicable

                                    ITEM 4

Ownership.

(a)   Amount Beneficially Owned:      379,849

(b)   Percent of Class: 6.33%

(c)   Number of Shares and Voting Power: 379,849

                                    ITEM 5

Ownership of Five Percent or Less of a Class:  Not applicable

                                    ITEM 6

Ownership of More than Five Percent on Behalf of Another Person: Not applicable

                                    ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable

                                    ITEM 8

Identification and Classification of Members of the Group:  Not applicable

                                    ITEM 9

Notice of Dissolution of Group:  Not applicable

                                    ITEM 10

Certification:  Not applicable

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: _________, 1998

















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